                                                                     EXHIBIT  11

                                   TRISM, INC.
           Computation of Basic and Diluted Earnings Per Common Share
               (In thousands, except per share amounts, unaudited)


                                                                    Three Months Ended
                                                                         March 31,
                                                                    1999            1998

Net loss                                                        $  (3,845)      $   (1,947)
                                                                ==========      ===========

Weighted average number of shares

  Basic:
    Average common shares outstanding                               5,702            5,737
                                                                ----------       ----------
  Diluted:
    Average common shares outstanding                               5,702            5,737
    Common share equivalents resulting from assumed exercise
      of stock options                                                  -                -
                                                                ----------       ----------
                                                                    5,702            5,737

Loss per common share:

  Basic                                                         $    (.67)      $     (.34)
                                                                ==========      ===========
  Diluted                                                       $    (.67)      $     (.34)
                                                                ==========      ===========


Earnings (Loss) Per Share

Basic earnings (loss) per share excludes dilution and is computed by dividing net earnings (loss) by the weighted average number of common shares outstanding. Common shares outstanding include issued shares less shares held in treasury. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock (common stock equivalents). Diluted earnings per share is calculated by dividing net income by the sum of the weighted average number of common shares outstanding and dilutive common stock equivalents at the end of each reporting period. Common stock equivalents are excluded from the diluted calculation if a net loss was incurred for the period as these transactions are anti-dilutive.